UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BLUE SPHERE CORP.

(Exact name of registrant as specified in its charter)

Nevada

98-0550257

(State of incorporation or organization)

(I.R.S. Employer Identification No.)

35 Asuta Street, Even Yehuda, Israel 40500

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class

to be so registered:

None

Name of each exchange on which

each class is to be registered:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (If applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 per share

(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

This registration statement relates to the common stock, par value $0.001 per share (the “Common Stock”), of Blue Sphere Corp. (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors.  Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.  Holders of the Company’s Common Stock representing a 33.3% of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors and issued in the future.

Item 2. Exhibits.

Exhibit No.

Description

1.

Amended and Restated Articles of Incorporation dated November 22, 2013 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 3, 2013)

2.

Bylaws dated February 2, 2010 (Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the SEC on January 13, 2014)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Blue Sphere Corp.

Date: January 15, 2014

By:

Shlomo Palas

Chief Executive Officer